Exhibit 12.01

September 22, 2026

Board of Directors

Nomyx Technology Labs Inc.

16192 Coastal Hwy

Lewes, DE  19958

Ladies and Gentlemen:

We are acting as counsel to Nomyx Technology Labs Inc., a Delaware corporation (the “Company”), in connection with its offering statement on Form 1-A, as amended (the “Offering Statement”), filed with the Securities and Exchange Commission relating to the proposed public offering of up to 2,000,000 of the Company’s Revenue Participation Bonds, Series 2026 (the “Bonds”) for a $20,000,000 aggregate principal amount together with an attached 2,000,000 Warrants (the “Warrants”) to purchase 2,000,000 shares of the Company's common stock, par value $0.0001 per share (the “Shares”), all of which Bonds are to be sold by the Company. This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Offering Statement.

For purposes of this opinion letter, we have examined copies of the following documents:

1.	An executed copy of the Offering Statement relating to the Bonds, Warrants and Shares.

2.	The Third Amended and Restated Certificate of Incorporation of the Company amended by the Certificate of Amendment dated September 15, 2026, as certified by the Secretary of the State of the State of Delaware on September 15, 2026 and by the Secretary of the Company on the date hereof as being complete, accurate, and in effect.
3.	The Bylaws of the Company, as certified by the Secretary of the Company on the date hereof as being complete, accurate, and in effect.

4.	The proposed form of Indenture, between the Company and the Trustee to be named therein, filed as Exhibit 3.01 to the Offering Statement (the “Indenture”).

5.	The proposed form of Warrant Agreement, between the Company and the Warrant Agent to be named therein, filed as Exhibit 3.03 to the Offering Statement (the “Warrant Agreement” together with the Indenture and the related instruments, the “Offering Agreements”).

6.	Resolutions of the Board of Directors of the Company adopted by unanimous written consent on September 3, 2026, as certified by the Secretary of the Company on the date hereof as being complete, accurate, and in effect, relating to the issuance and sale of the Bonds, the Warrants, the Shares and arrangements in connection therewith.

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinion hereinafter expressed. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies. As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

For purposes of this opinion letter, we have assumed that (i) each party to the Offering Agreements has all requisite power and authority under all applicable law and governing documents to execute, deliver and perform its obligations under the Indenture, and each such party has complied with all legal requirements pertaining to its status as such status relates to its rights to enforce the Offering Agreements against the Company; (ii) each such party has duly authorized and, except with respect to the Company to the extent governed by New York law, executed and delivered the Indenture; (iii) each party to the Indenture is validly existing and in good standing in all necessary jurisdictions (and the name, and the descriptions of the form and jurisdiction of organization, of each entity contained in the Indenture and in this opinion letter are accurate in all respects); (iv) each of the Indenture and the Warrant Agreement constitutes a valid and binding obligation, enforceable against each of such other parties other than the Company in accordance with its terms; (v) there has been no mutual mistake of fact or misunderstanding, or fraud, duress or undue influence, in connection with the negotiation, execution or delivery of the Indenture, and the conduct of all parties to the Indenture and the Warrant Agreement has complied with any requirements of good faith, fair dealing and conscionability; and (vi) there are and have been no agreements or understandings among the parties, written or oral, and there is and has been no usage of trade or course of prior dealing among the parties (and no act or omission of any party), that would, in any such case, define, supplement, modify or qualify the terms of the Indenture or the Warrant Agreement. We have also assumed the validity and constitutionality of each relevant statute, rule, regulation and agency action covered by this opinion letter.

This opinion letter is based as to matters of law solely on the Delaware General Corporation Law, as amended, the applicable provisions of the laws of the State of New York (but not including any laws, statutes, ordinances, administrative decisions, rules or regulations of any political subdivision below the state level), as currently in effect. We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations. As used herein, the term “Delaware General Corporation Law, as amended” includes the statutory provisions contained therein, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.

Based upon, subject to and limited by the foregoing, we are of the opinion that:

1.	Following (i) execution and delivery by the Company of the Offering Agreements, (ii) qualification of the Offering Statement, (iii) receipt by the Company of the consideration for the Bonds specified in the Indenture, and (iv) the due execution, authentication, issuance and delivery issuance of the Bonds pursuant to the terms of the Indenture, the Bonds and the Warrants will constitue valid and binding obligations of the Company;

2.	Upon receipt by the Company of the consideration for the Warrants specified in the resolutions of the Pricing Committee of the Board of Directors, and issuance of the Shares upon exercise of the Warrants pursuant to the terms of the Warrant Agreement, the Shares will be validly issued, fully paid, and nonassessable.

3.	The descriptions of federal income tax consequences appearing under the heading “MATERIAL FEDERAL INCOME TAX CONSIDERATIONS” in the Offering Statement accurately describe the material federal income tax consequences to holders of the Bonds and the Warrants, under existing law and subject to the qualifications and assumptions stated therein. We also hereby confirm and adopt the opinions expressly set forth under such headings, under existing law and subject to the qualifications and assumptions stated therein

The opinions expressed above with respect to the valid and binding nature of obligations may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium or other laws affecting creditors’ rights and remedies (including, without limitation, the effect of statutory and other law regarding fraudulent conveyances and fraudulent, preferential or voidable transfers) and by the exercise of judicial discretion and the application of principles of equity, good faith, fair dealing, reasonableness, conscionability and materiality (regardless of whether the Bonds are considered in a proceeding in equity or at law), including, without limitation, principles limiting the availability of specific performance and injunctive relief.

This opinion letter has been prepared for your use in connection with the Offering Statement and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter.

We hereby consent to the filing of this opinion letter as Exhibit 5.01 to the Offering Statement and to the reference to this firm and the discussion of our opinions set forth in this letter under the headings “LEGAL MATTERS” and “MATERIAL FEDERAL INCOME TAX CONSIDERATIONS” in the Offering Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ BASSWOOD COUNSEL PLLC

BASSWOOD COUNSEL PLLC